Exhibit 99.1

Contact:	L. Keith Graves
Phone:	314-214-7000
E-mail:	lkg@talx.com

TALX Annual Investor Meeting To Be Held November 10th

     ST. LOUIS—(BUSINESS WIRE)—Nov. 3, 2004—TALX Corporation (NASDAQ:TALX) announced that it will be hosting its Annual Investor and Analyst Meeting in New York on Wednesday, November 10th. The meeting will be held from 8 am to 11:30 am Eastern time at the Omni Berkshire located at 21 East 52nd Street in New York (for location information: 212-753-5800).

     Investors, analysts, and the general public are invited to participate as William Canfield, chairman and chief executive officer, and other TALX executives provide a strategic outlook on the business including a recent expansion of hiring tax credit and incentive services. A question and answer session will follow the formal presentations.

     A live webcast of the meeting will be accessible at the company’s website at www.talx.com. To listen to the webcast, please visit the site at least 20 minutes before the event begins to ensure access to the streaming media software required to listen to and view the Internet broadcast. In addition, the webcast replay and presentation slides will be available after the presentation at www.talx.com/investor.

About TALX Corporation

TALX Corporation is a leading business process outsourcer of payroll data-centric services. Based in St. Louis, Missouri, TALX holds a leadership position in two key employment-related services — automated employment and income verification services via The Work Number® and unemployment cost management services via UC eXpress®. TALX also provides paperless payroll services, W-2 services, time entry and approval services, automated hiring services, and tax credit consulting and administrative services. The company’s common stock trades on The Nasdaq Stock Market under the symbol TALX. For more information about TALX Corporation, call 314-214-7000 or access the company’s Web site at www.talx.com.